Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Cenveo, Inc. and subsidiaries
Stamford, CT

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 26, 2016, relating to the consolidated financial statements and the effectiveness of Cenveo, Inc.’s internal control over financial reporting of Cenveo, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended January 2, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/ BDO USA, LLP
New York, New York

November 23, 2016